Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 6, 2020

Ampco-Pittsburgh Corporation Announces First Quarter 2020 Results

•	Corporation improves performance in Q1 following a return to profitability in Q4 2019

•	GAAP EPS of $0.33 for quarter ended March 31, 2020, versus GAAP net loss per share of $(1.21) in the year-ago quarter

•	GAAP Operating Income improves by 43% from Q4 2019 to Q1 2020 as restructuring and efficiency improvements continue

Carnegie, PA, May 6, 2020 – Ampco-Pittsburgh Corporation (NYSE: AP) reports sales from continuing operations of $91.1 million for the three months ended March 31, 2020, compared to $107.5 million for the three months ended March 31, 2019. The decrease is principally attributable to a lower volume of shipments for the Forged and Cast Engineered Products segment due to weaker demand in the flat rolled steel and oil and gas markets.

Income from continuing operations for the three months ended March 31, 2020, was $4.4 million compared to a loss from continuing operations for the three months ended March 31, 2019, of $12.0 million which included a $10.1 million impairment charge and $0.9 million of restructuring-related costs. Income from continuing operations for the current quarter also benefited from the elimination of excess carrying costs of the Avonmore, PA cast roll plant which was divested in 2019, additional proceeds from a 2018 insurance claim, manufacturing efficiencies and cost reduction actions across the Corporation.

Adjusted income from continuing operations for the quarter, which is not based on U.S. generally accepted accounting principles (“GAAP”), was $3.6 million, an improvement of $2.3 million when compared to the same period of the prior year prepared on the same basis. The improvement is primarily driven by the aforementioned manufacturing efficiencies and cost reductions. A reconciliation of these GAAP to non-GAAP results is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

Other expense for the three months ended March 31, 2020, includes higher foreign exchange losses and unrealized losses on rabbi trust investments, which are principally due to market disruptions caused by the COVID-19 pandemic, when compared to the same period of the prior year. The income tax benefit recognized in the current quarter includes a benefit of approximately $3.5 million for the reversal of previously established valuation allowances due to expanded tax loss carryback provisions made possible by the CARES Act.

Net income attributable to Ampco-Pittsburgh for the three months ended March 31, 2020, was $4.1 million, or $0.33 per common share. By comparison, net loss for the three months ended March 31, 2019, was $15.1 million, or $1.21 per common share, including approximately $0.88 per common share for the impairment charge and restructuring-related costs and $0.18 per common share for the loss from discontinued operations.

Segment Results

Sales from continuing operations for the Forged and Cast Engineered Products segment for the three months ended March 31, 2020, declined compared to the prior year due to a lower volume of shipments of mill rolls, both forged and cast, and forged engineered products offset slightly by a more favorable product mix. Operating results for the Forged and Cast Engineered Products segment for the three months ended March 31, 2020, improved significantly compared to the prior year quarter, which included the impairment charge, excess carrying costs of the Avonmore, PA cast roll plant, and certain restructuring-related costs. In addition, the segment’s cost structure has improved year-over-year as a result of manufacturing efficiencies and cost reductions implemented.

Sales for the Air and Liquid Processing segment for the three months ended March 31, 2020, were comparable to the prior year quarter with operating results improving primarily due to product mix and cost reductions.

CEO Commentary

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer, said, “After returning to profitability last quarter, we improved our positive trajectory in Q1. Operating income improved by 43% sequentially from Q4 2019 to Q1 2020, and excluding unusual items, adjusted operating income from continuing operations was up 85% sequentially. The cost reductions and right-sizing of our operations through the divestitures we completed last year are paying off as anticipated. The effect of COVID-19 is evident in some of our Q1 numbers, such as the impacts from changes in the foreign exchange and equity markets, as well as the impact of Federal relief actions on income taxes. Our leaner cost structure and agility to respond to changes in our markets position us to better weather the evolving effects of COVID-19 as the year progresses.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Wednesday, May 6, 2020, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the quarter ended March 31, 2020. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: http://dpregister.com/10141809. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes unusual items affecting comparability, as described more fully in the footnotes to the attached “Non-GAAP Financial Measures Reconciliation Schedule,” including the

Impairment Charge, the Restructuring-Related Costs, the Excess Costs of Avonmore, and the Proceeds from Business Interruption Insurance Claim, which the Corporation believes are not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to income (loss) from continuing operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented non-GAAP adjusted income from continuing operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Non-GAAP adjusted income from continuing operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s condensed consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted income from continuing operations rather than GAAP income (loss) from continuing operations. Among other things, the Excess Costs of Avonmore, which are excluded from the non-GAAP financial measure, necessarily reflect judgments made by management in allocating manufacturing and operating costs between Avonmore and the Corporation’s other operations and in anticipating how the Corporation will conduct business following the sale of Avonmore, which was completed on September 30, 2019.

Forward-Looking Statements

Information presented under the heading “CEO Commentary” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the Corporation’s expectations based on a number of risks and uncertainties, including but not limited to the following: cyclical demand for products and economic downturns may reduce demand for the Corporation’s products; excess global capacity in the steel industry could lower prices for the Corporation’s products; the Corporation’s profitability could be reduced by increases in commodity prices or shortages of key production materials; restructuring activities of the Corporation may generate greater expenses or losses than currently anticipated; new trade restrictions and regulatory burdens associated with “Brexit” could adversely impact the Corporation’s operations and financial performance; disruptions caused by global pandemics could cause the Corporation and its customers and suppliers to temporarily idle operations resulting in orders being delayed or potentially cancelled; and the other risks described under the heading “Risk Factors” in the Corporation’s Annual Report on Form 10-K and other reports required to be filed by the Corporation under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended March 31,
	2020	2019
Sales	$91,063	$107,494

Cost of products sold (excl. depreciation and amortization)	70,160	90,221
Selling and administrative	11,830	13,885
Depreciation and amortization	4,699	5,259
Impairment charge	—	10,082
Loss on disposal of assets	23	6

Total operating expenses	86,712	119,453

Income (loss) from continuing operations	4,351	(11,959)
Other (expense) income – net	(2,532)	51

Income (loss) from continuing operations before income taxes	1,819	(11,908)
Income tax benefit (provision)	2,783	(643)

Net income (loss) from continuing operations	4,602	(12,551)
Loss from discontinued operations, net of tax	—	(2,242)

Net income (loss)	4,602	(14,793)
Less: Net income attributable to noncontrolling interest	460	355

Net income (loss) attributable to Ampco-Pittsburgh	$4,142	$(15,148)

Net income (loss) from continuing operations per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.33	$(1.03)

Diluted	$0.33	$(1.03)

Loss from discontinued operations, net of tax, per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$—	$(0.18)

Diluted	$—	$(0.18)

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.33	$(1.21)

Diluted	$0.33	$(1.21)

Weighted-average number of common shares outstanding:
Basic	12,656	12,497

Diluted	12,672	12,497

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of this non-GAAP financial measure to income (loss) from continuing operations, the most directly comparable GAAP financial measure, for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Income (loss) from continuing operations, as reported (GAAP)	$4,351	$(11,959)
Impairment Charge(1)	—	10,082
Restructuring-Related Costs(2)	—	921
Excess costs of Avonmore(3)	—	2,202
Proceeds from Business Interruption Insurance Claim(4)	(769)	—

Income from continuing operations, as adjusted (Non-GAAP)	$3,582	$1,246

(1)	Represents an impairment charge to record the Avonmore plant to its estimated net realizable value less costs to sell in anticipation of its sale, which was completed in September 2019.
(2)	Represents professional fees associated with the Corporation’s overall restructuring plan and employee severance costs due to reductions in force.
(3)

Represents estimated net operating costs not expected to continue after the sale of the Avonmore plant, which was completed in September 2019. The estimated excess costs include judgments made by management in allocating manufacturing and operating costs between the Avonmore plant and the Corporation’s other operations and in anticipating how it will conduct business following the sale of the Avonmore plant.

(4)	Represents business interruption insurance proceeds received in 2020 for equipment outages that occurred in 2018.